SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

current report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: January 18, 2005

Internet Capital Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-26929	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 Lee Road, Suite 310, Wayne, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/ / Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/ / Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/ / Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/ / Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 18, 2005 Internet Capital Group Operations, Inc., a wholly owned subsidiary of Internet Capital Group, Inc. (the "Company"), Wayne Strategy Consultants, Inc. ("WSCI") and Dr. Michael Zisman entered into the First Amendment to Independent Contractor Agreement (the "First Amendment"). Dr. Zisman is a member of the Company's Board of Directors and the sole stockholder of WSCI. The First Amendment amends the Independent Contractor Agreement dated August 17, 2004 by and among the Company, WSCI and Dr. Zisman.

The First Amendment provides that Dr. Zisman will devote approximately 90% of his full business time and effort providing services to the Company and the Company will pay WSCI $360,000 per annum (pro rated for any partial calendar years). The First Agreement further provides that WSCI shall be eligible to participate in the Company's incentive bonus plan, with an initial target bonus of 100% of the annual base compensation and with the determination of the amount of any bonus taking into account the overall percentage of target bonus declared by the Company's Board of Directors or Compensation Committee of the Board of Directors.

Additionally, the First Amendment provides that management will recommend to the Compensation Committee of the Company's Board of Directors that (a) WSCI be awarded 48,000 shares of restricted shares of the Company's common stock that vest in a manner similar to the vesting schedule for employee restricted stock grants made in July, 2004 and (b) WSCI be awarded additional equity grants in the future similar to those to be awarded to the Company's managing directors.

A copy of the First Amendment is attached to this report as Exhibit 10.1 and is incorporated herein by reference as though fully set forth herein. The foregoing summary description of the First Amendment is not intended to be complete and is qualified in its entirety by the complete text of the First Amendment.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	First Amendment to Independent Contractor Agreement dated January 18, 2005 by and among Internet Capital Group Operations, Inc., Wayne Strategy Consultants, Inc. and Dr. Michael Zisman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNET CAPITAL GROUP, INC.
Date: January 18, 2005	By:	/s/Anthony P. Dolanski____
	Name:	Anthony P. Dolanski
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)